Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference of our report dated June 22, 2007 on the financial statements of Midwest Banc Holdings, Inc. 401(k) Plan and Trust (the “Plan”) as of December 31, 2006 and 2005, and for each of the years then ended, which appears in the Plan’s annual report on Form 11-K for the year ended December 31, 2006, in this registration statement on Form S-8 pertaining to the registration of 200,000 shares of $0.01 par value common stock.
/s/ Plante & Moran, PLLC
Chicago, Illinois
May 19, 2008